UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2010
SYKES ENTERPRISES, INCORPORATED
(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

400 N. Ashley Drive,
Tampa, Florida	33602

(Address of principal	(Zip Code)
executive offices)
Registrant’s telephone number, including area code: (813) 274-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     See Item 2.01 below.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     As previously disclosed, on December 22, 2010, the Company entered into a letter of intent to sell all of the shares of capital stock of Argentina, S.A. (“ICT Argentina”) to a group of individual purchasers. On December 24, 2010 the Company entered into the stock purchase agreement attached hereto as Exhibit 99.1, by and among the parties listed therein, and pursuant thereto, on December 29, 2010, the Company completed the sale transaction.
     From an accounting perspective, this transaction is expected to result in a pre-tax loss on disposal of operations of approximately $4.3 million, which is comprised of the following:
•	investment in ICT Argentina of approximately $0.8 million through November 30, 2010, plus;

•	an additional $3.5 million capital contribution.
     This estimated loss is subject to a more thorough review of the effects of the ICT Argentina sale from a financial accounting and tax perspective and to the completion of certain valuations.
     The foregoing description of the ICT Argentina stock purchase agreement is qualified in its entirety by the terms and provisions of the stock purchase agreement, which is attached hereto as Exhibit 99.1.
Item 2.05. Costs Associated with Exit or Disposal Activities.
     See Item 2.01 above.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
Exhibit 99.1     Stock Purchase Agreement, dated as of December 24, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED
By:	/s/ W. Michael Kipphut
W. Michael Kipphut
Senior Vice President and Chief Financial Officer

Date: December 30, 2010

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